                                                                     EXHIBIT 1.1


                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
     (A joint stock limited company incorporated in the People's Republic of China (the "PRC") with limited liability)
                                (Stock code: 670)

                           THIRD QUARTERLY REPORT 2005

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This announcement is made by China Eastern Airlines Corporation Limited (the
"Company") pursuant to the disclosure requirement under Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

The financial statements of the Company for the third quarter of 2005 were not audited, and were prepared in accordance with the PRC Accounting Regulations.
--------------------------------------------------------------------------------

1.   IMPORTANT NOTICE

     This announcement is made by the Company pursuant to the disclosure requirement under Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

     This quarterly report was prepared in accordance with the regulations as prescribed by the China Securities Regulatory Commission in relation to disclosure of information in quarterly reports for listed companies, and is published simultaneously in Shanghai and Hong Kong. The financial statements of the Company for the third quarter of 2005 were not audited, and were prepared in accordance with the PRC Accounting Regulations.

     The board of directors of the Company (the "Board") hereby confirms that the information set out in this report does not contain any false information, misleading statement or material omission, and accepts joint and several responsibility for the truthfulness, accuracy and completeness of the contents of this report.

     Mr. Cao Jianxiong and Mr. Wan Mingwu, Directors, were for some reason absent from the Board meeting held to discuss this quarterly report. Mr. Peter Lok, an independent Director, was absent from the meeting for some reason, and Mr. Zhou Ruijin, an independent Director, was authorized to vote on his behalf.

     Mr. Li Fenghua, Chairman of the Board, Mr. Luo Chaogeng, President of the Company, Mr. Luo Weide, Chief Financial Officer, Mr. Jia Shaojun, General Manager of the Financial Department and officer-in-charge of the accounting department, hereby represent that the financial report forming part of this quarterly report is true and complete.


2.   BASIC PARTICULARS OF THE COMPANY

     2.1  Basic Company information

          Abbreviation:                 Eastern Airlines
          Code:                         600115 (A Share)

                                        670 (H Share)

          Secretary of the Board:       Luo Zhuping
          Telephone:                    8621-62686268

          Securities representative:    Lu Shaojun
          Telephone:                    8621-62686268-30928

          Contact address:              2550, Hongqiao Road
                                        Shanghai
                                        The People's Republic of China
          Facsimile:                    8621-62686116
          e-mail address:               ir@ce-air.com

     2.2  Financial information

          2.2.1 Main accounting data and financial indicators

                                                                                                       INCREASE/DECREASE
                                                                                                          BETWEEN END OF
                                                                                                        REPORTING PERIOD
                                                                  END OF                END OF                       AND
                                                        REPORTING PERIOD             LAST YEAR          END OF LAST YEAR
                                                                   (RMB)                 (RMB)                       (%)
                Total assets                           57,083,297,518.67     41,395,604,675.45                     37.90
                Shareholder equity
                 (excluding that of minority
                 shareholders)                          5,987,358,194.66      5,798,174,364.53                      3.26
                Net assets per share                              1.2302                1.1913                      3.26
                Adjusted net assets per share                     1.0982                1.1209                     -2.03

                                                                                  BEGINNING OF         INCREASE/DECREASE
                                                                                YEAR TO END OF              BETWEEN THIS
                                                                              REPORTING PERIOD      REPORTING PERIOD AND
                                                        REPORTING PERIOD            (JANUARY -           THE SAME PERIOD
                                                      (JULY - SEPTEMBER)            SEPTEMBER)             LAST YEAR (%)
                Net cash flow from operating
                 activities                               -46,760,752.99      1,824,063,321.43                   -103.54
                Earnings per share                                0.1383                0.0540                    122.71
                Yield on net assets                                11.24%                 4.39%     Increased 6.37 point
                Yield on net assets net of
                 non-recurring loss or gain                         9.96%                 1.92%     Increased 4.77 point

                Non-recurring loss gain items                                                           Amount (RMB'000)
                 (January - September)
                Gain/loss from disposal of assets other
                 than the Company's products                                                                       4,592
                Government subsidies                                                                              56,958
                Non-operating revenue and expenditure after

                 provision for impairment in value of assets                                                      74,748
                Reverse of provision for impairments in
                 previous years                                                                                   11,730
                Total                                                                                            148,028

          2.2.2 Profit statement

                PROFIT STATEMENT (JULY - SEPTEMBER)
                UNIT: RMB

                                                                       THIS PERIOD                     CORRESPONDING PERIOD
                                                                    (JULY - SEPTEMBER)            OF LAST YEAR (JULY - SEPTEMBER)
                ITEM                                          CONSOLIDATED     PARENT COMPANY       CONSOLIDATED     PARENT COMPANY
                1. Revenue from main operations           8,288,406,438.96   7,061,919,428.15   5,835,608,641.71   4,600,590,692.56
                   Less:  Main operation cost             6,866,482,094.65   5,853,663,423.93   4,583,805,180.70   3,636,087,111.86
                          Business taxes and additional     211,876,111.96     175,885,927.53     150,026,930.77     114,651,823.31

                2. Profit from main operations
                    (deficit shown in negative)           1,210,048,232.35   1,032,370,076.69   1,101,776,530.24     849,851,757.39
                   Add:  Other operating profit
                          (deficit shown in negative)       163,061,406.71      84,847,661.33     131,510,588.75      74,706,991.93
                   Less: Operating expenses                 550,175,593.57     496,051,574.07     391,526,585.81     340,455,675.09
                         General and administration
                          expenses                          348,428,456.14     289,060,969.13     264,289,643.56     203,836,552.04
                         Financial expenses                -150,340,704.52    -203,851,496.26     162,230,205.25     141,059,993.51

                3. Profit from operations
                    (deficit shown in negative)             624,846,293.87     535,956,691.08     415,240,684.37     239,206,528.68
                   Add:  Investment income
                          (deficit shown in negative)        21,116,465.66      57,576,779.03      18,739,358.09     101,344,220.29
                         Subsidy income                       5,417,903.97       4,872,000.00       7,054,600.00       7,054,600.00
                         Non-operating income                84,152,558.24      83,687,261.71       9,116,866.95       8,621,948.38
                   Less: Non-operating expenses                -809,096.37       4,285,758.73      39,142,803.36      39,009,527.04

                4. Total profit
                    (deficit shown in negative)             736,342,318.11     677,806,973.09     411,008,706.05     317,217,770.31
                   Less: Income tax                          43,908,807.27      16,588,008.42      70,172,181.87      18,000,000.00
                         Gain or loss of
                          minority shareholders              19,257,842.93                         38,571,941.33

                5. Net profit (deficit shown in negative)   673,175,667.91     661,218,964.67     302,264,582.85     299,217,770.31

                PROFIT STATEMENT (JANUARY - SEPTEMBER)
                UNIT: RMB

                                                                  BEGINNING OF YEAR TO                CORRESPONDING PERIOD OF
                                                                    REPORTING PERIOD                         LAST YEAR
                                                                 (JANUARY - SEPTEMBER)                 (JANUARY - SEPTEMBER)
                ITEM                                          CONSOLIDATED     PARENT COMPANY       CONSOLIDATED     PARENT COMPANY
                1. Revenue from main operations          18,328,833,085.97  14,973,892,511.85  15,006,200,211.50  11,865,684,750.81
                   Less: Main operation cost             15,645,155,214.73  12,721,700,133.83  11,918,121,675.24   9,481,830,037.78
                         Business taxes and additional      438,723,646.27     340,811,393.14     393,879,984.07     301,764,142.02
                2. Profit from main operations
                    (deficit shown in negative)           2,244,954,224.97   1,911,380,984.88   2,694,198,552.19   2,082,090,571.01
                   Add:  Other operating profit
                          (deficit shown in negative)       488,239,733.41     237,527,641.39     496,078,978.45     273,964,576.72
                   Less: Operating expenses               1,297,883,784.71   1,157,294,499.93   1,052,195,794.43     916,234,527.83
                         General and administration
                          expenses                          934,155,862.78     733,466,428.99     726,811,039.64     546,195,436.85
                         Financial expenses                 277,171,677.10     174,926,789.73     506,196,318.95     444,652,274.84
                3. Profit from operations
                    (deficit shown in negative)             223,982,633.79      83,220,907.62     905,074,377.62     448,972,908.21
                   Add:  Investment income
                          (deficit shown in negative)         7,626,139.77      53,242,257.90      29,781,263.93     259,302,800.37
                         Subsidy income                      67,009,308.17      66,330,800.02      60,054,124.91      60,054,124.91
                         Non-operating income               100,759,895.66      89,765,969.87     104,095,964.00     201,372,560.41
                   Less: Non-operating expenses              -6,417,867.12        -902,411.55      42,497,451.87      47,337,975.58
                4. Total profit
                    (deficit shown in negative)             405,795,844.51     293,462,346.96   1,056,508,278.59     922,364,418.32
                   Less: Income tax                         122,416,084.11      70,734,419.70     162,564,159.10      46,771,409.37
                   Less: Gain or loss of
                          minority shareholders              20,658,565.06                        102,966,159.29
                5. Net profit
                    (deficit shown in negative)             262,721,195.34     222,727,927.26     790,977,960.20     875,593,008.95

     2.3 The total number of the Company's shareholders as at the end of the reporting period and the shareholdings of the 10 largest holders of listed shares outstanding

          Total number of shareholders as at the end of the reporting period    107,383

          Shareholding of the 10 largest holders of listed shares outstanding

                                                                Number of listed
                                                              shares outstanding        Class (A, B, H Shares
          Name of shareholders (in full)           held at the end of the period            or other classes)
          1  HKSCC NOMINEES LIMITED                                1,486,521,163                     H Shares
          2  (CHINESE CHARACTERS)                                      4,500,000                     A Shares
          3  HSBC NOMINEES (HONG KONG) LIMITED                         4,096,000                     H Shares
          4  HSBC NOMINEES (HONG KONG) LIMITED
              (A/C BR-9)                                               3,000,000                     H Shares
          5  HSBC NOMINEES (HONG KONG) LIMITED
              (A/C BR-43)                                              2,256,000                     H Shares

          6  HSBC NOMINEES (HONG KONG) LIMITED
              (A/C BR-41)                                              2,122,000                     H Shares
          7  HSBC NOMINEES (HONG KONG) LIMITED
              (A/C BR-42)                                              2,000,000                     H Shares
          8  (CHINESE CHARACTERS)                                      1,999,596                     A Shares
          9  (CHINESE CHARACTERS)
              CITIGROUP GLOBAL MARKETS LIMITED                         1,675,320                     A Shares
          10 HSBC NOMINEES (HONG KONG) LIMITED
              (A/C BR-1)                                               1,668,000                     H Shares

3.   DISCUSSION AND ANALYSIS OF MANAGEMENT

     3.1 Brief analysis of the Company's overall operational activities during the reporting period

          For the third quarter of 2005, the Group (the Company and its subsidiaries) completed an aggregate of 1,609 million tonne-kilometres in traffic-turnover, an increase of 31.56% over the same period of last year; the number of passengers carried was 7,983.7 thousand persons, an increase of 56.17% over the same period of last year; the passenger load factor was 73.65%, an increase of 1.59 percentage points over the same period of last year; the total quantity of cargoes and mails carried was 210.4 thousand tonnes, an increase of 18.07% over the same period of last year; the total flying hours were
          146.7 thousand hours, an increase of 51.55% over the same period of last year. In the third quarter, revenue from the Company's main operations was approximately RMB8,288 million, profit from the Company's main operations was approximately RMB1,210 million and net profit was approximately RMB673 million, which financial results were mainly attributable to a foreign exchange gain generated from the appreciation of Renminbi, the Group's further business expansion resulting from the Company's acquisition of the relevant aviation businesses of China Eastern Air Northwest Company and China Eastern Air Yunnan Company taking place in the beginning of the reporting period, and hence the increase in revenue and net profit resulting from consolidation of the results of the relevant businesses comprised under the two companies during the reporting period.

     3.2 Information on the principal industry or products which accounted for more than 10% of the total revenue or profit from the Company's main operations

                                                REVENUE FROM MAIN BUSINESS    COST OF MAIN BUSINESS     GROSS MARGIN
                                                                 (RMB'000)                (RMB'000)              (%)
                                                                 UNAUDITED                UNAUDITED
          INDUSTRY
          Air transport                                          8,275,230                6,852,237            17.20
          PRODUCT
          Of which: connected transactions                               -                   34,240                -

     3.3 Composition of profit during the reporting period (material changes in the proportions of profit from main operations, profit from other operations, expenses for the period, investment gain, subsidy income and net non-operating income to total profit between this reporting period and the previous reporting period, and explanations)

          Since the appreciation of Renminbi occurring on 23 July 2005 generated a foreign exchange gain occasioned by the Company, its financial expenses for the period from July to September were RMB-150 million while those for the period from January to September were RMB277 million. Since an amount of RMB68 million representing the sales in advance of carriage (SIAC) balance for international sales over settlement period was carried forward during the period, the non-operating income had witnessed a comparatively significant increase.

                                                          By order of the Board
                                                          CHINA EASTERN AIRLINES
                                                           CORPORATION LIMITED
                                                                LI FENGHUA
                                                                 Chairman

The Company's directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
28 October 2005

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